                                  Exhibit 99.1





                                 ISRAMCO NEGEV 2
                               LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                             AS AT DECEMBER 31, 2003

                                          "Isramco -Negev 2" Limited Partnership

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2003
--------------------------------------------------------------------------------


CONTENTS


                                                                        PAGE



Auditors' Report                                                           2


Balance Sheets                                                             3

Statements of Earnings                                                     4


Statements of Changes in Limited Partnership's Capital                     5


Statements of Cash Flows                                                   6


Notes to the Financial Statements                                          8

AUDITORS' REPORT TO THE PARTNERS OF
"ISRAMCO - NEGEV 2" LIMITED PARTNERSHIP

We have audited the accompanying balance sheets of "Isramco - Negev 2" Limited Partnership (hereinafter - "the Limited Partnership") as at December 31, 2003 and 2002, and the related statements of earnings, changes in Limited Partnership's equity capital and cash flows, for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Board of Directors and the Management of the General Partner of the Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the USA. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and by the Management of the General Partner of the Limited Partnership, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Limited Partnership as at December 31, 2003 and 2002, and the results of its operations, the changes in the Limited Partnership's equity and its cash flows for each of the years in the three year period ended December 31, 2003, in conformity with generally accepted accounting principles (GAAP) in Israel. In addition, the aforementioned financial statements were prepared in accordance with the Securities Regulation (Preparation of Annual Financial Statements), 1993.

Accounting principles generally accepted in Israel differ in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial position of the Limited Partnership as at December 31, 2003 and 2002 and the results of its operations, the changes in the Limited Partnership's capital and its cash flows for each of the three years the last of which ended December 31, 2003, to the extent summarized in Note 14 to the financial statements.

As discussed in Note 3B, the above mentioned financial statements are stated in values adjusted for the changes in the general purchasing power of the Israeli currency, in accordance with opinions of the Institute of Certified Public Accountants in Israel.


Somekh Chaikin
Certified Public Accountants (Isr.)

February 19, 2004


                                                                "Isramco - Negev 2" Limited Partnership

BALANCE SHEETS AS AT DECEMBER 31
-------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2003

                                                                                2003               2002
                                                                     ---------------    ---------------
                                                              NOTE     NIS THOUSANDS      NIS THOUSANDS
                                                      ------------   ---------------    ---------------
CURRENT ASSETS

Cash and cash equivalents                                                     25,937             32,851
Marketable securities                                            4           472,658            407,295
Joint ventures for oil and gas exploration                       5             4,249              1,321
Other receivables                                                6               318                213
                                                                     ---------------    ---------------
                                                                             503,162            441,680
                                                                     ---------------    ---------------
INVESTMENTS

Investments in oil and gas properties                            7             7,609             18,558
                                                                     ---------------    ---------------

                                                                             510,771            460,238
                                                                     ===============    ===============

CURRENT LIABILITIES

Other payables                                                   8               412                443
Joint ventures for oil and gas exploration                       5                56                750
                                                                     ---------------    ---------------
                                                                                 468              1,193
                                                                     ---------------    ---------------
CONTINGENT LIABILITIES AND COMMITMENTS                           9

LIMITED PARTNERSHIP'S CAPITAL                                   10           510,303            459,045
                                                                     ---------------    ---------------

                                                                             510,771            460,238
                                                                     ===============    ===============


-----------------------------------------------         ------------------------------------------------
         Pinkstone Ltd. - Director                                       Yossi Levy - CEO
 Isramco Oil and Gas Ltd. - General Partner                Isramco Oil and Gas Ltd. - General Partner
       Represented by Ya'akov Meimon



-----------------------------------------------
           Eli Fish - Controller
 Isramco Oil and Gas Ltd. - General Partner


February 19, 2004

The notes are an integral part of the financial statements.

3



                                                                           "Isramco - Negev 2" Limited Partnership

STATEMENTS OF EARNINGS FOR THE YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2003

                                                                            2003             2002             2001
                                                         NOTES     NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                    ----------   ---------------  ---------------  ---------------
INCOME

Financing income, net                                      11A           89,694                -          26,721
                                                                ---------------  ---------------  ---------------


EXPENSES

Financing expenses, net                                    11A                -           34,577               -
Participation in oil and gas
 exploration, net                                          11B           35,769            2,145          26,648
General and administrative
 expenses                                                  11C            2,667            2,713           2,655
                                                                ---------------  ---------------  ---------------

                                                                         38,436           39,435          29,303
                                                                ---------------  ---------------  ---------------

NET INCOME (LOSS)                                                        51,258          (39,435)         (2,582)
                                                                ---------------  ---------------  ---------------

INCOME (LOSS) PER PARTICIPATION UNIT
                                                                            NIS              NIS             NIS
                                                                ---------------  ---------------  ---------------
Basic and diluted income (loss) per
 participation unit                                        11D           0.0120          (0.0093)        (0.0006)
                                                                ===============  ===============  ==============




The notes are an integral part of the financial statements.

4



                                                                  "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP'S CAPITAL
---------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2003

                                                       PARTNERSHIP'S        ACCUMULATED
                                                              EQUITY               LOSS             TOTAL
                                                     ---------------    ---------------   ---------------
                                                       NIS THOUSANDS      NIS THOUSANDS     NIS THOUSANDS
                                                     ---------------    ---------------   ---------------

BALANCE AS AT JANUARY 1, 2001                               856,391           (355,329)          501,062

Net loss                                                          -             (2,582)           (2,582)
                                                     ---------------    ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2001                             856,391           (357,911)          498,480

Net loss                                                          -            (39,435)          (39,435)
                                                     ---------------    ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2002                             856,391           (397,346)          459,045

Net income                                                        -             51,258            51,258
                                                     ---------------    ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2003                             856,391           (346,088)          510,303
                                                     ===============    ===============   ===============







The notes are an integral part of the financial statements.

5


                                                                          "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2003

                                                                       2003               2002               2001
                                                            ---------------    ---------------    ---------------
                                                              NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                            ---------------    ---------------    ---------------
CASH FLOWS GENERATED BY OPERATING ACTIVITIES:

Net income (loss)                                                   51,258            (39,435)           (2,582)
Adjustment to reconcile net income (loss) to net
 cash flows generated by operating activities (A)                  (35,324)            42,575            (6,431)
                                                            ---------------    ---------------    ---------------
NET CASH INFLOW (OUTFLOW) GENERATED BY OPERATING
 ACTIVITIES                                                         15,934              3,140            (9,013)
                                                            ---------------    ---------------    ---------------
CASH FLOWS GENERATED BY INVESTING ACTIVITIES:

Investment in oil and gas properties                               (24,668)                 -                 -
Investment in marketable securities                               (187,069)          (254,761)         (303,573)
Proceeds from redemption of bank deposits                                -             45,482            33,263
Proceeds from sale of marketable securities                        188,889            167,789           218,177
                                                            ---------------    ---------------    ---------------

NET CASH OUTFLOW GENERATED BY INVESTING ACTIVITIES                 (22,848)           (41,490)          (52,133)
                                                            ---------------    ---------------    ---------------

DECREASE IN CASH AND CASH EQUIVALENTS                               (6,914)           (38,350)          (61,146)

Balance of cash and cash equivalent
 at the beginning of the year                                       32,851             71,201           132,347
                                                            ---------------    ---------------    ---------------
BALANCE OF CASH AND CASH EQUIVALENTS AT THE
 END OF  THE YEAR                                                   25,937             32,851            71,201
                                                            ===============    ===============    ===============




The notes are an integral part of the financial statements.

6

                                                                           "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31 (CONT'D)
------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2003

                                                                            2003             2002             2001
                                                                 ---------------  ---------------  ---------------
                                                                   NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                                 ---------------  ---------------  ---------------
A.   ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
     CASH FLOWS GENERATED BY OPERATING ACTIVITIES

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:

Loss (gain) on sale of marketable securities, net                       (67,183)          50,017          (7,683)
Interest and inflationary erosion of short-term bank deposits                 -               31            (660)
Accrued interest and inflationary erosion of long-term
 bank deposits                                                                -                -          (1,682)
Amortization of investment in oil and gas properties                     35,617                -               -


CHANGES IN ASSET AND LIABILITY ITEMS:

Increase in other receivables                                              (105)            (115)            (36)
Decrease in other payables                                                  (31)            (355)         (1,121)
Change in joint ventures for oil and gas exploration, net                (3,622)          (7,003)          4,751
                                                                 ---------------  ---------------  ---------------

                                                                        (35,324)          42,575          (6,431)
                                                                 ---------------  ---------------  ---------------





The notes are an integral part of the financial statements.

7

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 1 - GENERAL

       A. Isramco - Negev 2, Limited Partnership (hereinafter - "the Limited Partnership" or "the Partnership") was established according to a limited partnership agreement that was signed on March 2 and 3, 1989 (and amended from time to time), between the general partner
              - Isramco Oil and Gas Ltd. (hereinafter - "the General Partner") and the limited partner - Isramco Management (1988) Ltd. (hereinafter - "the Limited Partner" or "the Trustee"). The Limited Partnership was registered on March 3, 1989, under the Partnerships Ordinance (New Version) 5735 - 1975.

              According to Section 61(a) of the Partnerships Ordinance, the limited partnership agreement constitutes the Partnership Agreement and Articles of Association of the Limited Partnership.

       B. Under the Limited Partnership agreement, as amended from time to time, the General Partner and the Limited Partner will bear the expenses and losses of the limited partnership and will be entitled to income in accordance with their proportionate share of the capital they invested in the Limited Partnership's capital. (Amendment of November 4, 1993).

       C. The day-to-day management of the Limited Partnership is carried out by the General Partner, under the supervision of the Supervisor, Yigal Brightman & Co., Certified Public Accountants, and Mr. David Valiano, CPA (Isr.). Under the Limited Partnership agreement, the Supervisor was granted certain supervisory powers.

       D. The Limited Partner - Isramco Management (1988) Ltd., has various rights in the Limited Partnership. Under the trust agreement, the Limited Partner acts as trustee for this right on behalf of the owners of the participation units.

       E. The Limited Partnership was approved by the Income Tax Commissioner for purposes of the Income Tax Regulations (Rules for Calculating Tax for Holding and Sale of Units of Participation in an Oil Exploration Partnership), 5748 - 1988. These Regulations are in effect up to December 31, 2003.

       F. The items in the financial reports are presented in accordance with the principles provided in the Securities Regulations (Preparation of Annual Financial Statements) 5753-1993, except for items presented in the format dictated by the nature of the Limited Partnership's business.

       G. On June 7, 2000, the Petroleum Commissioner, in accordance with his authority under the Petroleum Law, announced the closure for purposes of oil exploration and production of all the offshore areas up to the point where the depth of water above them permits utilization of the natural resources and which are not subject to a petroleum right or a preliminary permit with a valid priority right.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 2 - THE OBJECTIVE OF THE LIMITED PARTNERSHIP

       A. The objective of the Limited Partnership is to participate in oil and gas exploration and production. For this purpose the Limited Partnership signed operating agreements (J.O.A.) with its partners in joint ventures.

       B. As at the approval date of the financial statements, the Limited Partnership's rights in oil and/or gas properties are as follows:

                                                           PRINCIPAL RATE      DATE OF EXPIRATION OF RIGHTS
                                                           ----------------    ------------------------------
                                                           %
                                                           ----------------
       "Med Yavne" lease                                     32.4111            June 10, 2030
       "Med Ashdod" lease                                    19.1369            June 15, 2030
       "Marine South" license                                59.0000            January 15, 2005
       Gal licenses (Michal, Matan)                           5.0000            December 3, 2004
       Shikma Carveout (depth of 1,500 meters and under)     10.0000            April 1, 2009

       For additional details in connection with the Partnership's rights in oil and/or gas properties - see Note 5, below.

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES

       A.     DEFINITIONS

       1. RELATED PARTY - as defined in Opinion No. 29 of the Institute of Certified Public Accountants in Israel (hereinafter - the ICPAI).

       2. INTERESTED PARTY - as defined in Paragraph 1 of the definition of an "interested party" in a company in Section 1 of the Securities Law.

       3. CPI - the Consumer Price Index published by the Central Bureau of Statistics.

       4.     DOLLAR - the U.S. dollar.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

       B.     FINANCIAL STATEMENTS IN INFLATION ADJUSTED VALUES

       1.     GENERAL

       The financial statements are prepared on the basis of historical cost adjusted for changes in the general purchasing power of the NIS, as measured by the changes in the CPI.

       The Limited Partnership maintains its accounts on a current basis in historical NIS. The historical cost financial statements were adjusted to NIS of a stable purchasing power, in accordance with the principles prescribed in Opinions 36 and 50 of the ICPAI.

       Condensed financial statements of the Limited Partnership in nominal historical values, which served as the basis for preparation of the Limited Partnership's adjusted financial statements, are included in Note 15.

       The adjusted value of non-monetary assets represents their historical cost as adjusted for the changes in the general purchasing power of the Israeli currency and does not necessarily represent their market value or their value to the Limited Partnership.

       In the adjusted financial statements the term "cost" means "adjusted cost".

       All comparative data for prior periods (including amounts of monetary items) is also stated in term of shekels of December 2003.

       2.     PRINCIPLES OF ADJUSTMENT

       A.     BALANCE SHEET

       (1) Non-monetary items, investment in oil and gas exploration assets and the Limited Partnership's capital were adjusted according to the changes in the CPI, between the index of the month in which the investments were made and capital was increased, respectively, and the month of the balance sheet date.

       (2) Monetary items are stated in the adjusted balance sheet at their historical values.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

       B.     FINANCIAL STATEMENTS IN INFLATION ADJUSTED VALUES (CONT'D)

       B.     STATEMENT OF EARNINGS

       Items of the statement of earnings are adjusted on the basis of the changes in the CPI as follows:

       (1) The other components of the statement of earnings, excluding the financing item, were adjusted on the basis of the changes in CPI from the index of the month of each transaction until the index of the month of the balance sheet date.

       (2) The net financing item reflects financing income and expenses in real values (net of inflation), the inflationary erosion over the year of monetary items, as well as gains (losses) from marketable securities, net.

       C.     CASH EQUIVALENTS

       Cash equivalents include bank deposits having an original maturity, as at the date of the investment therein, not in excess of three months.

       D.     MARKETABLE SECURITIES

       Marketable securities are stated at their market value as at the balance sheet date. Changes in the value of such securities are recorded in the statement of earnings as incurred.

       E.     INVESTMENTS IN OIL AND GAS EXPLORATION

       The Limited Partnership uses the "successful efforts" method with respect to the accounting treatment of the recording of oil and gas exploration expenses, as follows:

       (1) The Limited Partnership's expenses in executing geological and seismic tests and surveys are expensed immediately in the statement of earnings as incurred.

       (2) Investments in oil and gas wells, which are in the drilling stages, and regarding which it has not yet been proven whether they will produce oil or gas, or which have not yet been determined to be non-commercial, are stated in the balance sheet at cost.

       (3) Investments in oil and gas wells which were proven to be dry and were abandoned, or were determined to be non-commercial, or for which no development plans were prepared for the near future, are written off in full to the statement of earnings.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

       F.     DECLINE IN VALUE OF ASSETS

       The Limited Partnership applies Accounting Standard No. 15 - "Decline in the Value of Assets" (hereinafter - "the Standard"). The Standard provides procedures which an entity must apply in order to assure that its assets in the balance sheet (in respect of which the Standard applies) are not presented at an amount greater than their recoverable value, which is the higher of the net selling price and the realization value (the present value of the estimated future cash flows expected to derive from the use of the asset and its realization).

       The Standard applies to all assets in the balance sheet, except for tax assets and financial assets (except for financial assets which are investments in investee companies which are not subsidiaries). In addition, the Standard provides presentation and disclosure rules regarding assets whose value has decreased. Where the value of an asset in the balance sheet is greater than its recoverable value, the Limited Partnership recognizes a loss from decline in value in an amount equal to the difference between the book value of the asset and its recoverable value. The loss recognized, as stated, will be eliminated only if there have been changes in the estimates used in determining the asset's recoverable value from the date on which the last loss from decline in value was recognized.

       G.     INCOME (LOSS) PER PARTICIPATION UNIT

       The income (loss) per participation unit was computed in accordance with Opinion No. 55 of the ICPAI, on the basis of the weighted-average number of the outstanding participation units.

       H.     USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from such estimates.

       I.     RATES OF EXCHANGE AND LINKAGE BASIS

       Assets and liabilities denominated in or linked to foreign currency are stated in the balance sheet according to the representative exchange rates published by Bank of Israel as at balance sheet date.

       Assets and liabilities linked to the CPI are stated in accordance with the specific linkage terms relating to each asset or liability.

       Below are the figures for the Consumer Price Index and the rates of exchange:


                                        DECEMBER 31                      % CHANGE
                                -------------------------    ------------------------------------
                                      2003           2002          2003         2002         2001
                                ----------     ----------    ----------   ----------   ----------
       Index - in points              99.4         101.31        (1.89)         6.49         1.41
       Exchange rate of
        the dollar in NIS            4.379          4.737        (7.56)         7.27         9.28

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

       J. DISCLOSURE OF THE IMPACT OF NEW ACCOUNTING STANDARDS IN THE PERIOD PRIOR TO THEIR APPLICATION

       In 2001, the Israeli Accounting Standards Board (hereinafter - "the Board") published, among other things, Accounting Standard No. 12 - "Discontinuance of the Adjustment of Financial Statements". According to this Standard, the adjustment of financial statements for the effect of the changes in the general purchasing power of the Israeli currency will be discontinued commencing January 1, 2003. In December 2002, the Board published Accounting Standard No. 17, which provides that implementation of Standard No. 12 shall be postponed to January 1, 2004. Therefore, adjustment of the financial statements will be discontinued commencing January 1, 2004. Until December 31, 2003, the Limited Partnership will continue to prepare adjusted financial statements in accordance with Opinion No. 36 of the Institute of Certified Public Accountants in Israel. The adjusted amounts included in the financial statements as at December 31, 2003, will serve as the starting point for the nominal financial reporting commencing on January 1, 2004. The extent of the impact of application of the Standard depends on the rate of inflation and the composition of the Limited Partnership's assets and the sources of it financing.


NOTE 4 - MARKETABLE SECURITIES
                                                                            DECEMBER 31        DECEMBER 31
                                                                                   2003               2002
                                                                        ---------------    ---------------
                                                                          NIS THOUSANDS      NIS THOUSANDS
                                                                        ---------------    ---------------
       Shares and options (1)                                                   76,974            42,961
       Government debentures (2)                                                91,429            72,323
       Convertible debentures                                                  131,327           146,058
       Corporate debentures (3)                                                158,167           137,356
       Participation certificates in mutual funds                               11,584             5,778
       Participation units (1)                                                   3,177             2,819
                                                                        ---------------    ---------------

                                                                               472,658           407,295
                                                                        ===============    ===============

       (1) Including marketable securities of related parties                    4,997             3,627
                                                                        ===============    ===============

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 4 - MARKETABLE SECURITIES (CONT'D)

       As at December 31, 2003, the Limited Partnership holds 4.43% of the total participation units in the I.N.O.C Dead Sea Limited Partnership (market value as at the balance sheet date equals NIS 1 million) and 13.52% of the total participation units in Naphtha Exploration (market value as at the balance sheet date equals NIS 2.2 million). In addition, the Limited Partnership holds 1.31% of the issued share capital of J.O.E.L Jerusalem Oil Exploration Ltd. (market value as at the balance sheet date equals NIS 1.8 million).

       The income from investment in the marketable securities of the related parties in the year 2003 amounts to NIS 1,370 thousand (2002 - loss NIS 2,927 thousand).


                                                              DECEMBER 31     DECEMBER 31
                                                                     2003            2002
                                                          --------------- ---------------
                                                            NIS THOUSANDS   NIS THOUSANDS
                                                          --------------- ---------------
       (2) LINKAGE BASES

           CPI linked                                                313         12,717
           Unlinked                                               91,116         59,606
                                                          --------------- ---------------

                                                                  91,429         72,323
                                                          --------------- ---------------
       (3) LINKAGE BASES

           CPI linked                                            105,502         82,829
           Linked to dollar                                       39,287         47,979
           Unlinked                                               13,378          6,548
                                                          --------------- ---------------
                                                                 158,167        137,356
                                                          --------------- ---------------

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION

       COMPOSITION


                                                               DECEMBER 31     DECEMBER 31
                                                                      2003            2002
                                                           --------------- ---------------
                                                             NIS THOUSANDS   NIS THOUSANDS
                                                           --------------- ---------------
       DEBIT BALANCES
       "Med Yavne" Joint Venture                                    1,120           1,127
       "Nir 2" Joint Venture                                        2,766               -
       "Sderot" Joint Venture                                           -              11
       "David 2" Joint Venture                                          -               6
       "Nissanit 1 Well " Joint Venture                                11              11
       "Marine South" Joint Venture                                    27             161
       "Or 1" Joint Venture                                             -               5
       "Nordon 1" Joint Venture                                       325               -
                                                           --------------- ---------------

                                                                    4,249           1,321
                                                           =============== ===============
       CREDIT BALANCES
       "Marine Center" Joint Venture                                    -             628
       "Nordon 1" Joint Venture                                         -              56
       "Med Ashdod" Lease Joint Venture                                56              64
       "Gal C" Joint Venture                                            -               2
                                                           --------------- ---------------

                                                                       56             750
                                                           --------------- ---------------

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       ADDITIONAL INFORMATION:

       GENERAL

       The balances shown in the balance sheet and relating to the joint ventures constitute the amount of the actual investment of the Limited Partnership in each joint venture less its share in the losses of that venture (or its share in the venture's losses less the amounts invested therein).

       A.     "MED YAVNE" LEASE

       1.     GENERAL

              In June 2000, the Petroleum Commissioner (hereinafter - "the Commissioner") granted the partners to the Offshore License 239/"Med Yavne" (hereinafter - "Med Yavne License"), in which the Limited Partnership had oil rights, a lease for a period of 30 years for an area of 250 sq.km. out of the area of the aforesaid license, following the results of the "Or 1" and "Or South" drillings executed in the license area.

              The following conditions, inter alia, were established as part of the lease conditions:

              A. The leaseholder shall act with due diligence to develop the lease and to produce gas from the lease.

              B. At least one well for Pliocene target shall be commenced no later then July 1, 2002, (subsequent to the grant of an extension of one year from the original date - July 1,
                     2001). If it is decided not to drill, the leaseholder shall be required to return part of the lease area.

              C. At the end of five years, the leaseholder shall submit a plan for continued activity in the lease area.

                     The lease is limited in the entire area thereof, to the subterranean space as far as the roof of messenian ophorites or to the base of the Pliocene in absence of the ophorites.

                     In 2001, the Commissioner approved the return of an area of 105 square kilometers of the northern area of the lease in which no drilling prospects were located. In 2002, an additional area of 92 square kilometers out of the northern portion of the lease was returned in light of the operator's recommendation not to carry out any drilling in accordance with the conditions of the lease since, based on the existing data, the prospects currently indicated are at a level of high risk. The remaining lease area after return of the said portions is 53 square kilometers and it includes the gas reserves at "Or 1" and "Or South".

                     Regarding the lease period - see Note 9G., below.

                     Regarding the Partnership's liability for payment of royalties - see Note 9A., below.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       A.     "MED YAVNE" LEASE (CONT'D)

       2.     THE "OR 1" WELL IN THE"MED YAVNE" LICENSE

              In October 1999, the "Or 1 " well was begun in the "Med Yavne" License. The results of the production test performed at the well indicated that the rate of production was 21 million cubic feet per day. Nonetheless, in the operator's estimation, the well is capable of producing gas at a higher rate, once the well is completed for regular production, with appropriate equipment and by opening up additional zones in the target layer.

              The Partnership's participation percentage in the "Or 1" well is 32.4111%. The cost of the well amounted to $5.2 million. The Partnership's share in the drilling costs, recorded in the category "investments in oil and gas assets", amounted to NIS 7.6 million.

       3.     THE "OR SOUTH" WELL IN THE "MED-YAVNE" LICENSE

              In November 1999, the "Or South" well was commenced in the "Med Yavne" License. In December 1999, the operator reported to the Partnership that although an analysis of the results of the electrical examinations (logs) performed at the well indicates the existence of gas in the well, production of gas out of this well will not be commercially feasible. The partners accepted the operator's recommendation not to perform production tests and to abandon the well.

              The rate of the Partnership's participation in the "Or South" well is 32.4111%. The cost of drilling amounted to $9 million. The Partnership's share in the cost of the well amounted to NIS 12.8 million, which were recorded on the statement of earnings in 1999.

       4.     THE GAS RESERVES AT THE "MED-YAVNE" LEASE

              According to the operator's estimations, which are based on the results of the drillings in the "Or 1" and "Or South" wells, and a three-dimensional seismic survey performed in the area of the lease, and which also covered parts of nearby gas reserves (outside the area of the lease), the recoverable gas reserves in the Med Yavne Lease amount to 93 billion cubic feet.

              In November 2002, the Partnership received an opinion from a consulting firm in the United States, the object of which was to perform a techno-economic examination for the development of the "Or 1" reserve. The said opinion indicates that, under certain assumptions, development of the reserve, by connecting it to a nearby extraction platform (at a distance of 12 km) and from there via a transportation pipe to the coast, is economically feasible.

17

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                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       B.     THE "MED ASHDOD" LEASE

       1.     GENERAL

              In January 2002, the Commissioner granted the partners in the Offshore License 242/"Med Ashdod", which also included the "Yam Ashdod Carveout" (hereafter - "the Med Ashdod License" and "the Yam Ashdod Carveout", respectively), a lease in an area of 250 square kilometres out of the "Med Ashdod" License area for a period of 30 years (as from June 2000), this being based on the findings of the "Nir 1" drilling, which was executed in the "Yam Ashdod Carveout". For the most part, the lease covers the area that was included in the "Yam Ashdod Carveout". The "Yam Ashdod Carveout" included the area of the structure at which the "Yam 1" and "Yam 2" wells were drilled and also an additional structure that includes oil prospects which has not yet been drilled ("Nizanim"). The Partnership's share in the "Yam Ashdod Carveout" and, accordingly, in the lease, is 19.1369%.

              Regarding the lease period - see Note 9G., below.

              The work plan in the Lease, as determined by the Commissioner, for the first three years, is as follows:

              A Drilling for Tertiary age prospects or Mesozoic age prospects within two years from the grant date of the Lease.

              B. If no such drilling takes place within two years of the grant date of the Lease, then the Lease shall be restricted to the Pliocene base only.

              C. If drilling takes place, for the purpose of the Tertiary age only, within two years of the grant date of the lease, then an extension of one more year shall be given for drilling for the purposes of the Jurassic age. If no further discovery is made beneath the Pliocene base, then the Lease shall be restricted to the Pliocene base.

              On October 9, 2002, the Commissioner stated that whether the first drilling made by February 1, 2004 is for Tertiary age or Jurassic age targets, an extension will be given to February 1, 2005, for execution of the second drilling. As a result of execution of the "Nir 2" drilling in September 2003 (as detailed below), the aforesaid extension took effect.

              Regarding the Partnership's liability for payment of royalties - see Note 9A., below.

       2.     "NIR 1" AND "NIR 2" WELLS

              In 2000, drilling of the "Nir 1" well was executed in the "Yam Ashdod Carveout" for gas purposes. The rate of the Partnership's participation in the "Nir 1" well is 19.1369%. The cost of the well amounted to $13.3 million. The Partnership's share in the drilling costs, which were recorded in the category "investments in oil and gas assets", amounted to NIS 10.9 million.

18

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                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CCONT'D)

       B.     THE "MED ASHDOD" LEASE

       2.     "NIR 1" AND "NIR 2" WELLS (cont'd)

       A. In 2002, Isramco Inc., the operator of the Lease (hereinafter - "the Lease"), obtained from three different overseas firms, opinions designed to provide an assessment of the potential gas that can be produced in the "Nir" reservoir and the economic feasibility of its production. These opinions offer different assessments of the existence of the producing gas potential in the reservoir. The opinions indicate that in order to verify whether an economic gas reserve exists, at least one confirmation drilling must be made.

              At partners' meeting held on April 3, 2003, the operator recommended making a confirmation drilling, "Nir 2", in 2003. On April 30, 2003, the Partnership issued to the other partners a "sole risk" notification for execution of a confirmation drilling at the "Nir 2" reservoir, meaning that to the extent the partners or any one of them shall decide not to participate in the drilling, the Partnership is prepared to accept on itself their percentages in the drilling.

              As a result of the said notification, the limited partnerships, I.N.O.C Dead Sea, Naphtha Exploration, Dor Gas and Delek Drillings joined (in addition to the Partnership) the aforesaid drilling, as well as Naphtha the Israel Petroleum Corp. Ltd. and Isramco Inc. The rate of their aggregate participation in the drilling is 51.8%. The participation percentages of partners who did not give notice of their joining the drilling (48.2%) were transferred to the Partnership.

       B. The Partnership transferred part of the rights in the "Nir 2" drilling which were transferred to it, as stated from the partners who did not give notice of their joining the drilling, to the limited partnerships Oil Fields Explorations (1992) - 6.5%, Ratzio Oil Explorations (1992) - 2.08%, and Modi'in Energy - 2.58%. All the said rights were transferred with no immediate consideration and subject to payment of royalties if the drilling becomes a gas producing well. After transfer of the rights as stated, the Partnership remained with rights at the rate of 56.18%.

              On September 1, 2003, execution of the drilling in the "Nir 2" well was begun. On November 19, 2003, the operator presented the partners with an analysis of the results of the production test executed at the "Nir 2" well, which indicated that it is not economically feasible to produce gas from the "Nir 2" well. The total cost of the "Nir 2" well amounted to NIS 44 million. Subsequent to the balance sheet date, on February 15, 2004, the operator notified the partners that based on the data analyzed, production of gas from the "Nir 1" well is not economically feasible.

       C. In light of that stated above, the Partnership wrote off the full amount of its investment in the "Nir 1" well (in the amount of approximately NIS 10.9 million) and its investment in the "Nir 2" well (in the amount of approximately NIS 24.7 million).

19

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                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       C.     "MARINE NORTH A" AND "MARINE NORTH B" LICENSES

       On December 3, 2000, two new licenses were granted in the preliminary permit area "Marine North" 311/ Marine North A" in an area of 368 square kilometers and "Marine North B" /312 in an area of 207 square kilometers, for a period of three years. The rights holders in the licenses were the limited partnerships: Modi'in Energy (20%), the Partnership (79%) and Isramco Inc, which serves as operator within the license area (1%).

       In April 2002, the operator gave notice in the name of the partners of the return of the said licenses, since, based on the existing data, the prospects indicated in the licenses are at high level of risk that does not justify the drilling.

       D.     THE "MARINE CENTRAL" LICENSE

       The "Marine Central" License was issued on December 3, 2000, for a period of 3 years. In December 2000, the "Romi 1" well was drilled and was found to be dry and was abandoned. The Partnership's share in the costs of the drilling (59%) was recorded in the statement of earnings in the year 2000. On December 3, 2003, the License expired.

       E.     "MARINE SOUTH" LICENSE

       On January 15, 2002, the Commissioner granted "Marine South"/316 License in an area of 142 square kilometers for a period of three years. The holders of the rights in the License are the limited partnerships: the Partnership (59%), Naphtha Exploration (15%), INOC Dead Sea (15%), Modi'in Energy (10%), and Isramco Inc. (which serves as operator of the License (1%)). On October 28, 2003, the Commissioner's approval was received for deferral of execution of the three-dimensional seismic survey up to February 15, 2004. In addition, the Commissioner provided that the last date for preparing the prospect for drilling is June 15, 2004, and execution of drilling for Tertiary age and/or Mesozoic age purposes shall begin no later than December 15, 2004.

       Subsequent to the balance sheet date, in January 2004, the operator requested from the Commissioner to increase the area of the "Marine South" by 208 square kilometers in order to permit a three-dimensional seismic survey on an enlarged area. The operator requested from the Commissioner to deferral the date of execution of the said seismic survey up to January 1, 2005, and that if the said survey is executed to approve extension of the License for two more years, this being for purposes of preparing the prospect for drilling and execution of the drilling.

20

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                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       F.     THE "GAL" LICENSES

       GENERAL

       In 2001, the Partnership acquired rights at the rate of 5% in six offshore licenses which were received in the areas of the preliminary permits with a priority right, Gal - A/165, Gal-B/166 and Gal - C/167 (licenses: Michal, Matan, Tommy Orli, Shira and Aya) (hereinafter - the Gal Licenses). In exchange for the acquired oil rights, the sum of $250 thousand was paid in respect of the expenses of a three-dimensional seismic survey conducted under the preliminary permit Gal-C, and also the proportionate share (5%) of the other expenses in connection with the other activities executed in the said preliminary permits and in the Gal Licenses, and which amount to $69 thousand.

       Regarding the Partnership's liability to pay first priority royalties - see Note 9B, below.

       THE TOMI, ORLI, AYA AND SHIRA LICENSES (GAL C)

       In August 2002, BG, operator of the offshore licenses Tomi, Orli, Aya and Shira (Gal C) (hereafter - the Licenses), notified the partners in the Licenses, that based on analysis of the geological and geophysical findings of the explorations made by BG in the area of the Licenses, it recommends not to continue with the exploration plan in accordance with the conditions of the Licenses,

       Following a second opinion, based on the same data, given at the request of the Israeli partners by a US consulting firm, whereby there is a suitable prospect for drilling in the area of the Licenses, the Israeli partners decided to examine the possibility of continuing the exploration project.

       On October 2001, BG notified the partners in the Licenses that it will resign from its position as operator of the Licenses and will transfer to them all of its participation rights in the Licenses (at a rate of 40%), this being in proportion to their shares in the Licenses. In January 2002, BG transferred to the partners in the Licenses, each partner based on its proportionate share, such that the Partnership received 3.334% (out of 100%).

       In June 2002, Isramco Inc. gave notice in the name of the partners in the Orli, Aya and Tommy Licenses that in the absence of suitable prospects for drilling it has been decided to return the said Licenses.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       F.     THE "GAL" LICENSES (CONT'D)

       On July 24, 2003, the Commissioner gave notice that the partners in the Shira License did not comply with the work plan for the License. Therefore, the Commissioner gave notice, pursuant to his authority under
       Section 55 of the Petroleum Law, that if within 60 days the problem is not corrected, the License will expire. On September 24, 2003, the Shira License expired. The partners had rights in the License at the rate of 8.334%.

       MICHAL AND MATAN LICENSES (GAL A AND B)

       In 2001, a three dimensional seismic survey was conducted in the areas of the Michal and Matan Licenses (Gal A and B). In December 2001, the operator presented the partners with the results of the seismic interpretation of the survey that had been conducted and according to which two prospects had been mapped, one for each license.

       In the year 2002, the operator presented the Commissioner with drilling prospects for these Licenses in accordance with the terms of the said Licenses.

       On May 23, 2002, the Commissioner approved changes in the terms of the licenses as follows:

       1. During the month of December 2002, the Commissioner will be presented with the final reports in regard to the "Tamar" prospect in the "Matan" License.

       2. No later than March 1, 2003, the Commissioner will be presented with the final reports in regard to the "Dalit" prospect in the "Michal" License.

       3. No later than March 1, 2003, the Commissioner will be presented with a contract with a drilling contractor for one of the two said Licenses.

       4. The drilling will begin no later than six months from the date on which the contract is signed with the drilling contractor.

       In November 2002, the operator recommended to the partners to execute a drilling in the "Tamar 1"prospect in the "Matan" License (hereinafter - "Tamar 1" Well) at an expected cost of to $40 million.

       On February 4, 2003, the partners in the Licenses reached an agreement, according to which each partner specified the percentage at which he wished to participate in the "Tamar 1" Well.

       The Partnership undertook to participate in the well to the full extent of its Rights in the said Licenses, (5%). As a result of the withdrawal of some of the partners and the decision of other the partners to reduce their participation in the drilling, the partners decided to authorize the operator (BG) to act up to November 30, 2003, to market the balance of the participation percentages to a third party.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

       On February 27, 2003, the Commissioner agreed to extend the validity of the Licenses to December 3, 2004, and provided that the latest date for beginning the drilling shall be no later than September 1, 2004.

       On December 16, 2003, the Commissioner notified that, in light of the business condition created in the joint venture due to the withdrawal of some of the partners and the failure to recruit other partners to participate in the drilling, there is no obligation to execute a drilling up the end of the License period.

       At this stage, and so long as their is no commitment to participate in the full amount of the rights in the drilling (100%), the General Partner cannot estimate if and when the said drilling will be executed.

       G.     LICENSE 253 / "SHIKMA YAM"

       In July 2001, the Partnership acquired participation rights from I.N.O.C (a company controlled by the controlling shareholder in the general partner) at a rate of 27.5% in the License 523 / "Shikma Yam", which was planned for drilling for gas purposes, "Nordan 1".

       According to the terms of purchase, the Partnership undertook to bear 55% of the exploration and development costs of the License out of an amount of $7.7 million, after which each of the participants in the License will be responsible for the additional exploration and development costs pro rata to the rate of their rights in the License.

       On December 14, 2001, drilling began at "Nordan 1". The drilling was planned for a depth of 1,900 meters with a budget of approximately $8.6 million. On December 25, 2001, the validity of the license was extended until drilling is concluded at "Nordan 1" and the execution of further tests therein. In January 2002, in view of the findings from the drilling, the partners decided not to perform production tests in the well. As a result, the well was abandoned and the License expired.

       The cost of the well amounted to $9.3 million. The Partnership's share in the cost of the well amounts to NIS 20.9 million and was recorded to the statement of earnings for the years 2001 and 2002.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 6 - OTHER RECEIVABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2003            2002
                                                --------------- ---------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                --------------- ---------------

       Accrued income                                        -               8
       Isramco Inc. - related party                          -               4
       Other                                               318             201
                                                --------------- ---------------

                                                           318             213
                                                =============== ===============

NOTE 7 - INVESTMENTS IN OIL AND GAS PROPERTIES

                                                    DECEMBER 31     DECEMBER 31
                                                           2003            2002
                                                --------------- ---------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                --------------- ---------------

       Investment in "Or 1" drilling (1)                 7,609           7,609
       Investment in "Nir 1" drilling (2)                    -          10,949
                                                --------------- ---------------

                                                         7,609          18,558
                                                =============== ===============

       (1) See Note 5A. (2) See Note 5B.

NOTE 8 - OTHER PAYABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2003            2002
                                                --------------- ---------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                --------------- ---------------

       Accrued expenses                                    412             441
       Other                                                 -               2
                                                --------------- ---------------

                                                           412             443
                                                =============== ===============

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

       A. In the event of discovery of oil and or gas or other valuable material that can be produced within the licenses in which the Partnership is active at present and other licenses in which the Partnership will participate, the Partnership undertook to pay royalties from the revenues generated from the first 10% of its share in the license/lease/permit, as follows:

                                                ONSHORE LICENSES                    OFFSHORE LICENSES
                                     ------------------------------------   ---------------------------------
                                        UP TO THE DATE      FOLLOWING THE   UP TO THE DATE      FOLLOWING THE
                                      OF RETURN OF THE     DATE OF RETURN     OF RETURN OF     DATE OF RETURN
                                            INVESTMENT  OF THE INVESTMENT   THE INVESTMENT  OF THE INVESTMENT
                                     -----------------  -----------------   --------------  -----------------
              To Isramco Inc.               5.00%               13.0%             1.00%            13.00%

              In addition, in the event of a discovery of oil and/or gas and/or other valuable material that will be extracted and realized from the Med Ashdod Lease and the Med Yavneh Lease, the limited partnership has undertaken to pay royalties from the revenues generated from the first 10% of its share in the lease as specified below:


                                                   THE MED ASHDOD LEASE AND MED YAVNEH LEASE
                                                 --------------------------------------------
                                                    UP TO THE DATE OF   FOLLOWING THE DATE OF
                                                        RETURN OF THE           RETURN OF THE
                                                           INVESTMENT              INVESTMENT
                                                 --------------------   ---------------------
                  To J. O. E. L.                                0.51%                   6.58%

                  To Equital Ltd.                               0.38%                   4.93%

                  To Isramco Inc.                               0.06%                   0.83%

              Isramco Inc. is entitled to an overriding royalty of 2% from the Partnership's share in the oil and/or gas, that is produced from the Med Ashdod and Med Yavneh lease and/or of any Petroleum right that comes in their place, this being in addition to any other royalty and/or consideration to which Isramco is entitled at present.

       B. The Partnership has an obligation for the payment of an overriding royalty to the general partner of 5% of the Partnership's share of the revenues from oil and/or gas (gross, before expenses and other payments including a royalty to the State according to the Petroleum Law, 5712 - 1952), that is produced from the Gal Licenses, including any oil assets that may come in their place.

       C. According to an agreement dated February 1997, the Partnership acquired the full rights of Equital Ltd., a related party, in the Shikma Carveout in the Ashdod Lease (10%) to a depth of 1,500 meters and below.

              The Partnership has undertaken to pay Equital Ltd. if the well is found to be commercial, the amount of $84.5 thousand, as well as a royalty at the rate of 6% before and after the return of the investment.

       D. The Partnership has an undertaking to pay royalties to the State of Israel in accordance with the Petroleum Law, 5712 - 1952.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE   9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

       E. According to an amendment to the Limited Partnership agreement, dated August 6, 1993, that is valid from June 1993, it was determined that the Limited Partnership shall pay the general partner an amount that is the equivalent of $35,000 a month for placing the services of the employees of the general partner, as needed, at the disposal of the Limited Partnership and for rent and regular maintenance of part of the offices of Isramco Inc. in Israel that is used also by the Limited Partnership.

              At the General Meeting of owners of the participation units, that was held in February 1997, it was decided to approve an update of the payment to the general partner to a sum that is the equivalent of $42,000 (plus Value Added Tax) from January 1997. At that meeting, a commitment was given by the general partner according to which the general partner would collect a monthly payment of only $40,000 (plus Value Added Tax).

       F. According to an agreement (hereinafter - "the Marketing Agreement") signed in March 1989 between the Limited Partnership and the East Mediterranean Oil and Gas Company Ltd. (hereinafter - "EMOG"), EMOG was granted the right to be appointed the exclusive marketing agent of the Limited Partnership in Israel and areas under its control for the wholesale marketing of crude oil from the oil fields of the Negev 2 Venture to which the Limited Partnership is entitled. In an agreement signed in March 1992 between the Limited Partnership and other companies some of whom at that time were parties having an interest in the general partner (J. O. E. L. Jerusalem Oil Explorations Ltd. and Isramco Inc.), various oil rights were transferred to the Limited Partnership, including the "Negev Med" preliminary permit on the basis of which the Med Ashdod and Med Yavneh leases were issued later on (hereinafter - "the Rights Transfer Agreement"). In the Rights Transfer Agreement, it was determined that the marketing of the crude oil produced from the oil assets that had been transferred to it from the above interested parties according to the Rights Transfer Agreement would be carried out by EMOG in accordance with the Marketing Agreement.

              The period of the agreement is fifteen years from the first commercial production. EMOG may assign its rights and obligations under the agreement.

       G. The oil rights in which the Limited Partnership has a share are allocated for a short term and on certain conditions. An extension of the validity of an oil asset is usually at the discretion of the authorities in accordance with the Petroleum Law as well as the renewal of any part thereof or additional conditions. In the event of failure to fully comply with the conditions, the right may be cancelled or reduced. The ability to exploit the oil assets in accordance with the lease and the licenses is contingent, among other things, on the Limited Partnership and the partners therein being willing and able to finance the various operations therein as well as the availability of appropriate equipment and personnel in Israel. The lack of equipment or personnel is liable to increase the costs or totally prevent fulfillment of the terms of the lease or the license or the permit or prevent or reduce the period of their extension or even lead to their cancellation.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

              In addition, in accordance with the Petroleum Law, if within the first three years of the granting of the lease, oil/gas is not produced from the lease site in commercial quantities, the appointed Minister is permitted to send the lease owner a notification demanding that production of oil/gas in commercial quantities be commenced within the time period determined by the Minister in the notification - which may not be less than 60 days. If production, as stated, is not commenced, the lease will expire. To the best of the knowledge of the General Partner, the Ministry of Infrastructures is endeavoring to revise the legislation in such a way that with respect to the production of gas an extension of 10 years will be given and, therefore, in the estimation of the General Partner, expiration of the Med Yavneh lease is not anticipated.

       H. According to the trust agreement, in the event of termination of the trust, the cash received as a result of the realization of the trust assets less the costs involved in the realization and termination of the trust, will be divided among the owners of the participation units and the holders of the options (if any) less the exercise premium.

       I. The Supervisor is entitled to receive wages from the Limited Partnership in an amount in shekels which is the equivalent to $3,500 per month, as long as the trust agreement remains in effect. Similarly, the Supervisor is entitled to receive from the Limited Partnership expenses that were duly incurred in the discharge of his duties and that were approved by the general partner.

       J. According to the trust agreement, the limited partner is entitled to receive annual wages of $1,000.

       K. The Limited Partnership has undertaken to indemnify the general partner and any of his employees and/or directors for any loss, expenses or damage that they or their agents bear or are required to bear, whether directly or indirectly, as a result of any act or omission for which they are not liable according to the provisions of the Limited Partnership agreement.

       L. Some of the offshore drillings in which the partnership may be a partner, are subject to the conditions and restrictions that determined or that may be determined in future by the Defense system. These conditions and restrictions could cause a change and delay in the time schedules and, as a result, to generate an increase in expected costs and a failure to comply with the license.

       M. In 2002, the Income Tax Authority granted the Partnership an exemption from withholding of tax at the source according to which tax was not withheld from the Partnership's income in that year. As part of the examination of the Income Tax Authority regarding the issuance of a certificate for purposes of calculating the deduction to an eligible holder due to the holding of participation units for the 2002 tax year, the Partnership was required to pay NIS 1,751 thousand in respect of the tax deriving from the taxable income for the 2002 tax year, which relates to the unit holders. As a result of discussions with the Income Tax Authority, on August 26, 2003, the certificate was issued, without the said tax payment by the Partnership.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

              As part of discussions with the Income Tax Authority in connection with the Partnership's request to receive an exemption from withholding of tax at the source, the Income Tax Authority demanded that the tax due in respect of the taxable income allocated to the holders of the participation units, if any, shall be paid by the Partnership for such holders. In the estimation of the general partner, in 2003, no taxable income is expected to be allocated to the holders of the participation units and, accordingly, no provision for taxes was recorded.

       N.     (1)    The Limited Partnership shall be dissolved upon the
                     occurrence of any of the following instances:

                     a. At the end of the period in which the Limited Partnership holds, directly or indirectly, a valid oil asset or rights therein or in the oil to be produced.

                     b. If the general partner should cease to fulfill its position and no other partner is appointed in its place within 6 months from the date on which he left office.

                     c.     If the partners agree to dissolve the Limited
                            Partnership.

              (2) According to the directives of the Stock Exchange, the Board of Directors of the Stock Exchange may delist the Limited Partnership's securities from trading in the following instances:

                     a. If the Limited Partnership ceases to operate in the area of the activities that were specified by the Limited Partnership before the registration for trading, for a period of nine consecutive months in which the most of the Partnership's expenses are not expenses for exploration and development, within the meaning of the Income Tax Regulations (Deductions from Income of Holders of Oil Rights) 5716 - 1956.

                     b. The Limited Partnership commences to also engage in areas of activity that are not within the limits of its exclusive occupation.

                     c. The Limited Partnership commences to also engage in projects other than those that were specified by the Limited Partnership before the first registration for trading or other than those that were specified in the Limited Partnership agreement after the first registration for trading and that an amendment of the partnership agreement was approved by the General Meeting of the owners of the participation units.

                     In addition thereto, the processes of delisting the Partnership's securities will be identical to the delisting of securities of a registered company.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 10 - LIMITED PARTNERSHIP'S CAPITAL


                                                                            DECEMBER 31     DECEMBER 31
                                                                                   2003            2002
                                                                          --------------  --------------
       Participation units of NIS 0.01 par value (in thousands)               4,250,908       4,250,908
                                                                          ==============  ==============

       A.     THE GENERAL PARTNER - ISRAMCO OIL AND GAS LTD.

       Up to December 31, 2003, the general partner invested until NIS 389 thousand in the capital of the Limited Partnership, and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to the share of the general partner in the capital invested in the Limited Partnership's capital.

       As at December 31, 2003, the share of the general partner in the capital is 0.05% and is progressively reduced with every increase in capital.

       B.     THE LIMITED PARTNER - ISRAMCO MANAGEMENT (1988) LTD.

       As at December 31, 2003, the Limited Partner invested in the capital of the Limited Partnership, NIS 856,002 thousand (after deduction of the issuance costs) and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to its share in the capital invested in the Limited Partnership's capital. As at December 31, 2003, the share of the limited partner in the capital is 99.95% and is progressively increased with every increase in capital.

       C.     THE CAPITAL OF THE LIMITED PARTNERSHIP

       The composition of the capital of the Limited Partnership is as follows:


                                                                  LIMITED PARTNER    GENERAL PARTNER            TOTAL
                                                                 ----------------  -----------------  ---------------
                                                                    NIS THOUSANDS      NIS THOUSANDS    NIS THOUSANDS
                                                                 ----------------  -----------------  ---------------
         Investment in the Partnership, net                              856,002               389          856,391
                                                                 ----------------  -----------------  ---------------

         Loss balance at beginning of the year                          (397,092)             (254)        (397,346)
         Net income for year                                              51,232                26           51,258
                                                                 ----------------  -----------------  ---------------

         Loss balance at end of the year                                (345,860)             (228)        (346,088)
                                                                 ----------------  -----------------  ---------------

         Limited Partnership capital at end of the year                  510,142               161          510,303
                                                                 ================  =================  ===============

       D. In a legal opinion the Limited Partnership received, it was recommended that when the partners will have accrued profits, the limited partner and/or the Supervisor would request the Court to issue instructions in respect of the doubts raised in the opinion regarding the distributable profits and if and when distribution of profits by the Limited Partnership will be deemed to be a withdrawal of part of the investment of the limited partner within the meaning of Section 63(B) of the Partnerships Ordinance.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 11 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES

       A.     FINANCE INCOME (EXPENSE), NET

                                                                               FOR THE YEAR ENDED 31 DECEMBER
                                                                    ----------------------------------------------------
                                                                               2003              2002               2001
                                                                      NIS THOUSANDS     NIS THOUSANDS      NIS THOUSANDS
                                                                    ---------------   ---------------   ----------------
       Gain (loss) on marketable securities, net                            67,183           (50,017)             7,683
       Interest on deposits in banks                                           642               384              9,360
       Dividend and interest income from marketable
        securities                                                          25,492            18,997             13,327
       Commissions, management fees and others                              (3,623)           (3,941)            (3,649)
                                                                    ---------------   ---------------   ----------------

                                                                            89,694           (34,577)            26,721
                                                                    ===============   ===============   ================
       B. PARTICIPATION IN GAS AND OIL EXPLORATION, NET

                                                                               FOR THE YEAR ENDED 31 DECEMBER
                                                                    ----------------------------------------------------
                                                                               2003              2002               2001
                                                                      NIS THOUSANDS     NIS THOUSANDS      NIS THOUSANDS
                                                                    ---------------   ---------------   ----------------
       "Med Ashdod" holding (including "Nir 1" and "Nir 2"
         wells)                                                             35,617               638              1,318
       "Negev 2" venture                                                         -              (498)                 -
       "North Marine" license                                                    -               200                441
       "Center Marine" license (including "Romi 1" well)                      (459)              229                459
       "Granite" license                                                         -                 -                285
       "Netanya" license                                                         -                 -                 82
       "South Marine" license                                                  227               254                135
       "Med Yavne" lease                                                       315               449              1,209
       "Gal" licenses                                                          429               302              2,249
       "Shikma Sea" license - "Nordon 1" well                                 (382)              497             20,445
       Others                                                                   22                74                 25
                                                                    ---------------   ---------------   ----------------

                                                                            35,769             2,145             26,648
                                                                    ===============   ===============   ================

       Including expenses to related parties                                 4,942             1,105              2,592
                                                                    ===============   ===============   ================

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 11 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES (CONT'D)

       C.     GENERAL AND ADMINISTRATIVE EXPENSES

                                                                               FOR THE YEAR ENDED 31 DECEMBER
                                                                    ----------------------------------------------------
                                                                               2003              2002               2001
                                                                      NIS THOUSANDS     NIS THOUSANDS      NIS THOUSANDS
                                                                    ---------------   ---------------   ----------------
       Management fee to general partner -
        related party                                                        2,168              2,287              2,122
       Professional services                                                   126                 88                179
       Taxes and permits                                                       122                104                118
       Wages to limited partner and
        supervisor                                                             219                198                187
       Others                                                                   32                 36                 49
                                                                    ---------------   ---------------   ----------------
                                                                             2,667              2,713              2,655
                                                                    ===============   ===============   ================

       D.     INCOME (LOSS) PER PARTICIPATION UNIT

                                                                               FOR THE YEAR ENDED 31 DECEMBER
                                                                    ----------------------------------------------------
                                                                               2003              2002               2001
                                                                      NIS THOUSANDS     NIS THOUSANDS      NIS THOUSANDS
                                                                    ---------------   ---------------   ----------------

       Number of participation units used to compute
        the basic and diluted income (loss) per
        participation unit (in thousands)                                4,250,908          4,250,908          4,250,908

       Income (loss) used in computing basic and
        diluted loss (in NIS 000) per participation unit                    51,232            (39,435)            (2,582)

NOTE 12 - INTERESTED PARTIES AND RELATED PARTIES

       A. The limited partnerships, Naphtha Explorations, I.N.O.C. Dead Sea, Modi'in Energy and Partners and the Partnership, are managed by related companies that are controlled by the same controlling interest. The said partnerships together with Isramco Inc., which is also under the control of the same controlling interest, are partners, in full or in part, in different gas and oil explanations.

              The joint ventures for oil and gas exploration in which the said partnerships participate and the Partnership receive services from companies that are related parties and are controlled by the same controlling interest. Also, in most of the joint ventures, in which the Partnership participates, some of the partners are related parties and interested parties that also act in part as venture operators who are entitled to venture operator fees at a set rate of the direct expenses or venture operator fees at a fixed monthly amount, according to the joint venture agreements.

       B. Balances and transactions with related and interested parties are included in the notes to the financial statements in the appropriate categories.

       C. For information on undertakings with related and interested parties - See Note 9.

       D. For information on royalties to related parties and interested parties - See Note 9.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 13 - EVENTS OCCURRING SUBSEQUENT TO THE BALANCE SHEET DATE

       A. For information on events subsequent to the balance sheet date on the "Med Ashdod" Lease - see Note 5B.

       B. For information on events subsequent to the balance sheet date on the "South Marine" License - see Note 5E.

NOTE 14 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP

       A.     GENERAL

       The Limited Partnership's financial statements are prepared in accordance with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Differences which have a significant effect on the Limited Partnership's net assets, income and equity, are set forth below.

       1.     EFFECT OF INFLATION

              The Limited Partnership includes the effect of price level changes in the accompanying financial statements, as required under Israeli GAAP and as discussed in Note 3 to these financial statements.

              U.S. GAAP does not provide for recognition of the effects of such price level changes. However, the U.S. Securities and Exchange Commission permits recognition of the effects of price level changes and, therefore, such effects are not included in the reconciliation of net income or equity presented herein.

       2.     MARKETABLE SECURITIES

              The Limited Partnership owns 13.5% of the participation units of a related limited partnership, which is engaged in oil and gas exploration. Under Israeli GAAP, these participation units, which are designated for sale in the short term, are recorded at market value as at the balance sheet date with unrealized income/losses being recorded in the statements of earnings. Under U.S. GAAP, the participation units are recorded using the equity method in accordance with EITF - D-46 which requires implementation of Statement of Position 78-9 for the Limited Partnership's investments.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 15 - CONDENSED OF FINANCIAL STATEMENTS IN NOMINAL VALUES

       A.     BALANCE SHEETS

                                                                      31 DECEMBER      31 DECEMBER
                                                                             2003            2002
                                                                  ---------------  ---------------
                                                                    NIS THOUSANDS    NIS THOUSANDS
                                                                  ---------------  ---------------
       CURRENT ASSETS

       Cash and cash equivalents                                           25,937           33,482
       Marketable securities                                              472,658          415,121
       Joint ventures in gas and oil
        exploration                                                         4,249            1,346
       Receivables and debit balances                                         318              216
                                                                  ---------------  ---------------

                                                                          503,162          450,165
                                                                  ---------------  ---------------
       INVESTMENTS

       Investments in gas and oil properties                                7,186           17,495
                                                                  ---------------  ---------------

                                                                          510,348          467,660
                                                                  ===============  ===============
       CURRENT LIABILITIES

       Payables and credit balances                                           412              452
       Joint ventures in gas and oil exploration                               56              764
                                                                  ---------------  ---------------

                                                                              468            1,216
                                                                  ---------------  ---------------

       LIMITED PARTNERSHIP CAPITAL                                        509,880          466,444
                                                                  ---------------  ---------------

                                                                          510,348          467,660
                                                                  ===============  ===============

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 15 - CONDENSED OF FINANCIAL STATEMENTS IN NOMINAL VALUES (CONT'D)

       B.     STATEMENTS OF EARNINGS


                                                              FOR THE YEAR ENDED
                                             -------------------------------------------------
                                                 31 DECEMBER      31 DECEMBER      31 DECEMBER
                                                        2003             2002            2001
                                             ---------------  ---------------  ---------------
                                               NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                             ---------------  ---------------  ---------------
       INCOME

       Financing income, net                         81,344                -           31,894
                                             ---------------  ---------------  ---------------

       EXPENSES

       Financing expense, net                             -            5,512                -

       Participation in gas and oil
        exploration, net                             35,216            2,107           25,456

       Administrative and general
        expenses                                      2,692            2,738            2,532
                                             ---------------  ---------------  ---------------

                                                     37,908           10,357           27,988
                                             ---------------  ---------------  ---------------

       NET INCOME (LOSS)                             43,436          (10,357)           3,906
                                             ===============  ===============  ===============

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 15 - CONDENSED OF FINANCIAL STATEMENTS IN NOMINAL VALUES (CONT'D)

       C.     STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP CAPITAL

                                                           INVESTMENTS IN
                                                              PARTNERSHIP
                                                                  CAPITAL            LOSSES             TOTAL
                                                          ---------------   ---------------   ---------------
                                                            NIS THOUSANDS     NIS THOUSANDS     NIS THOUSANDS
                                                          ---------------   ---------------   ---------------

       BALANCE AS OF JANUARY 1, 2001                             587,280          (114,385)          472,895

       Net income for the year                                         -             3,906             3,906
                                                          ---------------   ---------------   ---------------

       BALANCE AS OF DECEMBER 31, 2001                           587,280          (110,479)          476,801

       Net loss for the year                                           -           (10,357)          (10,357)
                                                          ---------------   ---------------   ---------------

       BALANCE AS OF DECEMBER 31, 2002                           587,280          (120,836)          466,444

       Net income for the year                                         -            43,436            43,436
                                                          ---------------   ---------------   ---------------

       BALANCE AS OF DECEMBER 31, 2003                           587,280           (77,400)          509,880
                                                          ===============   ===============   ===============

       D.     LIMITED PARTNERSHIP CAPITAL

       The Limited Partnership capital is comprised as follows:

                                                          LIMITED PARTNER   GENERAL PARTNER           TOTAL
                                                          ---------------   ---------------   ---------------
                                                            NIS THOUSANDS     NIS THOUSANDS   NIS THOUSANDS
                                                          ---------------   ---------------   ---------------

      Partners' investments, net                                 587,141               139         587,280
                                                          ---------------   ---------------   ---------------

      Loss balance at beginning of year                         (120,695)             (141)       (120,836)

      Net income for the year                                     43,414                22          43,436
                                                          ---------------   ---------------   ---------------

      Loss balance at end of year                                (77,281)             (119)        (77,400)
                                                          ---------------   ---------------   ---------------

      Partnership capital at end of year                         509,860                20         509,880
                                                          ===============   ================  ===============


38